Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

Investor Contact:

Mark Namaroff

Director of Investor Relations

(978) 326-4058

investorrelations@analogic.com

Media Contact:

Lars Shaw

Vice President of Global Marketing

(408) 605-3901

lshaw@analogic.com

Analogic Signs Agreement to Acquire Ultrasonix Medical Corporation, Supplier of Advanced Ultrasound Solutions

Accelerates Penetration into Fast Growing Point-of-Care Market

PEABODY, Mass. (January 8, 2013) – Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, announced today that it has signed an agreement to acquire privately held Ultrasonix Medical Corporation based in Vancouver, Canada for $83 million in cash. Ultrasonix is a supplier of advanced ultrasound systems for point-of-care and general imaging applications with over 5,000 systems installed worldwide. The purchase price paid to Ultrasonix shareholders will be funded out of Analogic’s available cash balance. The transaction is expected to close in late February. Analogic expects that this business combination will be neutral to EPS in Analogic’s fiscal year 2013, excluding purchase accounting adjustments and transaction related costs, but will become accretive in fiscal year 2014. Further information on this transaction can be found on supplemental presentation slides by clicking here or at http://investor.analogic.com.

Jim Green, Analogic president and CEO, commented, “Ultrasonix brings key ultrasound technology and a direct distribution channel, complementary to our own. This acquisition is an important step in executing our overall growth strategy as we expand our direct ultrasound business into the fast growing adjacent point-of-care ultrasound market. Ultrasonix also enables expanded distribution into general imaging in emerging markets with advanced technology to address diagnostic procedures and applications. This acquisition provides significant revenue and operational synergies as well as provides scale to our existing ultrasound business accelerating our growth in the future.”

Analogic Corporation           8 Centennial Drive, Peabody, MA 01960           978-326-4000           www.analogic.com

Green added, “In addition to all that Ultrasonix brings to us, Analogic brings advanced technical prowess and expanded sales channel access to the Ultrasonix portfolio.”

The transaction brings together BK Medical and Ultrasonix, two of the world’s leading producers of mobile, procedure-driven, guided ultrasound technology. Founded in 2000, Ultrasonix has a broad portfolio of mobile ultrasound products with an established brand used primarily for point-of-care applications such as emergency medicine and anesthesia in developed markets and general imaging in emerging markets. Ultrasonix’s audited revenue for the calendar year ended December 31, 2011 was 34.5 million Canadian dollars, with positive operating income.

Excluding the Ultrasonix acquisition, the Company confirmed its outlook for FY 2013, expecting upper single-digit organic revenue growth with 100 basis points operating margin improvement over fiscal 2012.

Upcoming Investor Conferences

Analogic management will be presenting at two upcoming webcasted investor conferences in January to discuss Analogic’s strategy and elaborate further on the acquisition of Ultrasonix. Jim Green will speak at the J.P. Morgan Healthcare Conference on Thursday, January 10, at the Westin Saint Francis Hotel in San Francisco. The 25-minute presentation and 25-minute Q&A session are scheduled to begin at 10:30 a.m. PST. Jim will also speak at the Needham Growth Conference on Tuesday, January 15, at the New York Palace Hotel in New York City. The 20-minute presentation and 20-minute Q&A session are scheduled to begin at 2:50 p.m. ET. Both the J.P. Morgan and Needham conference presentations will be webcast live and can be accessed via our website at http://investor.analogic.com.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “ believes,” “ anticipates,” “ plans,” “ expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, and other factors discussed in our most recent quarterly report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

Analogic Corporation           8 Centennial Drive, Peabody, MA 01960           978-326-4000           www.analogic.com

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging systems and technology that enable computed tomography, ultrasound, digital mammography, and magnetic resonance imaging (MRI), as well as automated threat detection for aviation security. Our CT, MRI, digital mammography, and ultrasound transducer products are sold to original equipment manufacturers (OEMs), providing state-of-the-art capability and enabling them to enter new markets and expand their existing market presence. Our market-leading BK Medical branded ultrasound systems, used in procedure-driven markets such as urology, surgery, and anesthesia, are sold to clinical end users through our direct sales force. For over 40 years we’ve enabled customers to thrive, improving the health and enhancing the safety of people around the world. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

About Ultrasonix

Ultrasonix develops and manufactures diagnostic ultrasound imaging systems designed to make ultrasound easy to use in more areas of patient care. The company’s customizable systems are built on an open software platform that enables remote service and easy updates to keep current with advancements in imaging technology. Founded in 2000, Ultrasonix is headquartered in Richmond, British Columbia, Canada. www.ultrasonix.com<http://www.ultrasonix.com/>.

Analogic is a registered trademark of Analogic Corporation.

The globe logo is a trademark of Analogic Corporation.

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Analogic Corporation          8 Centennial Drive, Peabody, MA 01960          978-326-4000          www.analogic.com